Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

May 13, 2021 Li-Cycle Holdings Corp. c/o Peridot Acquisition Corp. 2229 San Felipe Street, Suite 1450 Houston, Texas 77019

Ladies and Gentlemen:

We are United States tax counsel to Peridot Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“Peridot”), in connection with the preparation of the registration statement on Form F-4 (as amended or supplemented as of                 , 2021, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-254843) originally filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2021, under the Securities Act of 1933, as amended (the “Securities Act”), by Li-Cycle Holdings Corp., an Ontario corporation (“Newco”). The Registration Statement relates to the registration of (i) 65,846,122 common shares of Li-Cycle Holdings Corp., the corporation resulting from the amalgamation of Peridot as so continued under the OBCA following the Continuance and Newco (“Amalco Shares”) and (ii) 15,000,000 warrants to purchase shares of Amalco Shares, in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of February 15, 2021 (the “Business Combination Agreement”), by and among Peridot, Li-Cycle Corp., an Ontario corporation (“Li-Cycle”), and Newco. Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement. You have requested our opinion as to certain U.S. federal income tax considerations. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

(a)     All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

(b)     All factual representations, warranties and statements made or agreed to by the parties to the Business Combination Agreement, the Sponsor Letter Agreement, the Subscription Agreements, and the other agreements referred to therein or otherwise relating to the Business Combination (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letters provided to us by Peridot, Li-Cycle, and Newco, are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise;

(c)     The description of the Business Combination in the Registration Statement is accurate, the Business Combination will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements; and

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(d)    The Documents represent the entire understanding of the parties with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination other than the Agreements and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Continuance and Amalgamation in connection with the Business Combination, or any matter other than those specifically covered by this opinion.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon and subject to the foregoing and the limitations and qualifications herein and in the Registration Statement, the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations to U.S. Holders—Tax Consequences of the Continuance and the Amalgamation to U.S. Holders” constitutes our opinion as to the material U.S. federal income tax considerations for U.S. Holders of the Continuance and Amalgamation.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,